Exhibit 99

Viad Corp Announces 2014 Financial Results

Full Year Income from Continuing Operations Per Share of $2.02 versus $0.96

Full Year Income Before Other Items Per Share of $1.59 versus $1.15

PHOENIX, Feb. 6, 2015 /PRNewswire/ -- Viad Corp (NYSE:VVI) today announced full year 2014 income from continuing operations of $40.8 million, or $2.02 per diluted share, compared to $19.4 million, or $0.96 per share, in 2013. Viad's 2014 income before other items was $32.1 million, or $1.59 per diluted share, which excludes favorable tax matters of $0.59 per share, CEO transition costs of $0.08 per share, restructuring charges of $0.05 per share and non-cash impairment losses of $0.03 per share. This compares to full year 2013 income before other items of $23.3 million, or $1.15 per share. Viad's 2014 income before other items included acquisition transaction-related costs and integration costs of approximately $4.2 million (pre-tax) and $0.8 million (pre-tax), respectively, or collectively $0.16 per share.

  Revenue of $1.06 billion was up $111.6 million, or 11.7 percent, from 2013.
  Segment operating income of $59.9 million was up $18.0 million, or 42.8 percent, from 2013.
  Free cash inflow was $25.7 million versus an outflow of $30.1 million in 2013.
  Cash and cash equivalents were $57.0 million at December 31, 2014.
  Debt was $141.0 million, with a debt-to-capital ratio of 28.9% at December 31, 2014.

Steve Moster, president and chief executive officer, said, "We delivered significant growth this year and made great progress against our strategic growth plans. Both business units finished the year in line with our prior guidance, with strong results driven by a combination of organic growth, acquisitions and continued focus on driving increased efficiencies."

Viad's seasonal fourth quarter loss from continuing operations was $7.4 million, or $0.37 per share. Viad's fourth quarter loss before other items was $5.0 million, or $0.25 per share, which excludes CEO transition costs of $0.09 per share and unfavorable tax matters of $0.03 per share. This compares to the company's prior guidance of a loss before other items of $0.30 per share to $0.20 per share and to the 2013 fourth quarter loss before other items of $0.18 per share. Viad's 2014 fourth quarter loss before other items included acquisition transaction-related costs and integration costs of approximately $1.6 million (pre-tax) and $0.7 million (pre-tax), respectively, or collectively $0.08 per share.

Business Group Highlights

	Fourth Quarter				Full Year
($ in millions)	2014	2013	Change		2014	2013	Change

Revenue:
Marketing & Events Group:
U.S.	$152.4	$134.5	$17.9	13.3%	$710.8	$ 628.9	$82.0	13.0%
International	63.5	60.3	3.2	5.3%	249.6	229.3	20.3	8.9%
Intersegment eliminations	(2.5)	(3.0)	0.5	-16.6%	(16.0)	(13.3)	(2.8)	-20.7%
Total	213.4	191.8	21.6	11.2%	944.5	844.9	99.6	11.8%
Travel & Recreation Group	9.8	10.0	(0.2)	-2.4%	120.5	108.4	12.1	11.1%
Total	$223.2	$201.8	$21.3	10.6%	$1,065.0	$953.3	$111.6	11.7%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$(0.6)	$(1.9)	$1.3	66.9%	$21.4	$11.0	$10.4	94.1%
International	2.8	3.2	(0.4)	-12.9%	10.3	9.1	1.3	14.0%
Total	2.2	1.3	0.9	67.9%	31.8	20.1	11.6	58.0%
Travel & Recreation Group	(2.8)	(3.2)	0.3	10.6%	28.1	21.8	6.3	28.9%
Total	$(0.6)	$(1.9)	$1.2	65.4%	$59.9	$41.9	$18.0	42.8%

Segment operating margins:
Marketing & Events Group	1.0%	0.7%	30	bps	3.4%	2.4%	100	bps
Travel & Recreation Group	-29.0%	-31.6%	260	bps	23.3%	20.1%	320	bps

Segment EBITDA*:
Marketing & Events Group:
U.S.	$4.4	$1.8	$2.6	**	$37.5	$25.9	$11.5	44.5%
International	5.0	4.6	0.4	8.6%	16.7	14.6	2.0	13.8%
Total	9.3	6.4	3.0	46.6%	54.1	40.6	13.6	33.4%
Travel & Recreation Group	(1.1)	(1.6)	0.5	32.3%	36.4	29.1	7.2	24.8%
Total	$8.3	$4.8	$3.5	73.4%	$90.5	$69.7	$20.8	29.8%

Segment EBITDA margins:
Marketing & Events Group	4.4%	3.3%	110	bps	5.7%	4.8%	90	bps
Travel & Recreation Group	-11.2%	-16.2%	500	bps	30.2%	26.9%	330	bps

* Defined as segment operating income plus depreciation and amortization.
** Change is greater than +/- 100 percent.
Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Marketing & Events Group (GES)

Moster said, "GES had a strong year with substantial growth in revenue and margins. We also made significant progress against our strategy to position GES as the preferred global, full-service provider for live events. During the fourth quarter, we created a digital platform for live events by acquiring the leading event accommodations companies, onPeak and Travel Planners, acquiring the leading European registration company, N200, and forming a partnership with an award-winning conference technology company. Additionally, we continued to grow our audio visual business both domestically and through the acquisition of UK-based Blitz Communications. The industry and our clients have responded well to our strategic focus and the new services we are now able to offer."

Marketing & Events Group 2014 full year revenue increased $99.6 million, or 11.8 percent, and operating income increased $11.6 million, or 58.0 percent, compared to 2013. Full year operating margin increased 100 basis points to 3.4 percent.

U.S. segment full year revenue increased $82.0 million, or 13.0 percent, and operating income increased $10.4 million, or 94.1 percent. Organic growth (excluding the acquisitions of onPeak and Travel Planners) was $75.9 million in revenue and $10.6 million in operating income. This growth was primarily driven by positive show rotation revenue of $69 million, same-show growth and higher revenue from corporate clients, partially offset by the loss of the International Consumer Electronics Show. Base same-show revenue, defined as revenue derived from shows that the company produced out of the same city during the same quarter in each year, increased 6.4 percent versus 2013. Growth in operating income was also affected by a non-recurring gain of $4.8 million in 2013 related to the sale of a facility as well as higher performance-based incentives in 2014.

International segment full year revenue increased $20.3 million, or 8.9 percent, and operating income increased $1.3 million, or 14.0 percent. Organic growth (excluding the acquisitions of Blitz Communications and N200 and the impact of exchange rate variances) was $5.3 million in revenue and $0.8 million in operating income. This growth was primarily driven by new business wins, partially offset by negative show rotation revenue of $4 million.

For the fourth quarter of 2014, Marketing & Events Group revenue increased $21.6 million, or 11.2 percent, and operating income increased $0.9 million, or 67.9 percent, compared to the 2013 fourth quarter.

U.S. segment fourth quarter revenue increased $17.9 million, or 13.3 percent, and operating results improved by $1.3 million. On an organic basis (excluding acquisitions), revenue increased $11.7 million, or 8.7 percent, and operating income increased $1.6 million primarily driven by base same-show revenue growth and higher revenue from corporate clients, partially offset by negative show rotation revenue of $4 million.

International segment fourth quarter revenue increased $3.2 million, or 5.3 percent, and operating income decreased $0.4 million. On an organic basis (excluding acquisitions and the impact of exchange rate variances), revenue decreased $3.3 million and operating income decreased $0.2 million driven primarily by negative show rotation revenue of $2 million.

Travel & Recreation Group

Moster said, "The Travel & Recreation Group delivered strong growth in revenue and margins in 2014. Our Refresh-Build-Buy growth initiatives are adding scale and improving the guest experience within this high-margin business group. Our new Glacier Skywalk attraction surpassed expectations for its first year of operation and has received great industry recognition and many awards. We successfully acquired and integrated additional hospitality assets in prime locations within the Glacier National Park market. And we realized strong growth in passenger volumes at our attractions and improved RevPAR, especially in the Banff market."

Travel & Recreation Group 2014 full year revenue increased $12.1 million, or 11.1 percent, and operating income increased $6.3 million, or 28.9 percent, compared to 2013. Full year operating margin increased 320 basis points to 23.3 percent. Organic growth (excluding the acquisition of the West Glacier properties, the Glacier Skywalk and the impact of exchange rate variances) was $6.5 million in revenue and $1.7 million in operating income. This growth was primarily driven by higher passenger volumes and RevPAR at Brewster's attractions and hotels.

For the seasonally slow fourth quarter, Travel & Recreation Group revenue decreased $0.2 million, or 2.4 percent, and operating results improved by $0.3 million, or 10.6 percent, compared to the 2013 fourth quarter. On an organic basis (excluding acquisitions, the Glacier Skywalk and the impact of exchange rate variances), revenue increased $0.1 million and operating results improved by $0.2 million. Fourth quarter 2014 operating results included insurance recoveries of $0.4 million (pre-tax) for flood-related closures at the Denali Backcountry Lodge that took place earlier in the year.

Business Outlook

Moster said, "I am very excited about the state of our business and the opportunities that lie ahead. The Glacier Skywalk and our newly acquired businesses are proving to be great investments that are adding to our bottom line and enabling us to deliver a better experience to our customers. While we will face headwinds in 2015 due to show rotation and exchange rates, we will continue to improve the fundamentals of our businesses through our strategic initiatives and operational efficiencies. We will be very well positioned to deliver substantially higher revenue and margins during 2016, when we will benefit from stronger show rotation and the repositioning of GES as the preferred global, full-service provider for live events."

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

2015 Full Year Guidance

  Consolidated revenue is expected to be comparable to 2014 full year revenue, despite negative show rotation of approximately $75 million and unfavorable currency translation of approximately $35 million.
  Consolidated Segment EBITDA is expected to be in the range of $90 million to $94 million, as compared to $90.5 million in 2014.

Marketing & Events Group

  Exchange rate variances versus 2014 are expected to negatively impact revenue and operating income by approximately $25 million and $1 million, respectively.
  The acquisitions of onPeak, Travel Planners, Blitz Communications and N200 are expected to provide incremental revenue of $45 million to $50 million and incremental Segment EBITDA of $12 million to $13 million versus 2014.
  Total revenue is expected to be comparable to 2014.
    Base same-show revenue is expected to increase at a mid-single digit rate in the U.S. Base same shows are defined as shows that take place in the same city during the same quarter each year.
    Show rotation is expected to have a net negative impact on full year revenue of approximately $75 million versus 2014. Show rotation refers to shows that occur less frequently than annually, as well as annual shows that shift quarters from one year to the next.
      First quarter show rotation is expected to negatively impact revenue by approximately $40 million.
      Second quarter show rotation is expected to positively impact revenue by approximately $10 million.
      Third quarter show rotation is expected to negatively impact revenue by approximately $50 million.
      Fourth quarter show rotation is expected to positively impact revenue by approximately $5 million.
  Operating margins are expected to be in the range of 2.4 percent to 2.7 percent, versus 3.4 percent in 2014 and 2.4 percent in 2013, which had a non-recurring gain of $4.8 million related to the sale of a facility.
    Depreciation and amortization is expected to be in the range of $30 million to $31 million.
    EBITDA margins are expected to be in the range of 5.7 percent to 5.9 percent, versus 5.7 percent in 2014.

Travel & Recreation Group

  Exchange rate variances versus 2014 are expected to negatively impact revenue and operating income by approximately $10 million and $3 million, respectively.
  Revenue is expected to increase by a low single-digit rate from 2014, reflecting growth of the underlying business, largely offset by unfavorable currency translation.
  Operating margins are expected to be comparable to the 2014 margin of 23.3 percent.
    Depreciation and amortization is expected to be in the range of $8 million to $9 million.
    EBITDA margins are expected to be comparable to the 2014 margin of 30.2 percent.

Corporate & Other

  Corporate activities expense is expected to be in the range of $8.5 million to $9.5 million.
  Exchange rate variances are expected to negatively impact income by approximately $0.16 per share as compared to 2014. Exchange rates are assumed to approximate $0.82 U.S. Dollars per Canadian Dollar and $1.50 U.S. Dollars per British Pound.
  Interest expense is expected to increase versus 2014 by approximately $0.10 per share due to increased debt resulting from acquisitions completed during the second half of 2014.
  The effective tax rate on income before other items is assumed to approximate 29 percent to 30 percent, as compared to 30.2 percent in 2014.

2015 First Quarter Guidance

For the first quarter, Viad's loss per share is expected to be in the range of $0.23 to $0.15. This is down from 2014 first quarter income before other items of $0.36 per share primarily due to negative show rotation revenue of approximately $40 million at the Marketing & Events Group as well as higher interest expense. Consolidated revenue is expected to be in the range of $246 million to $258 million as compared to $285.6 million in the 2014 first quarter. Segment operating loss is expected to be in the range of $3.5 million to $1.0 million as compared to income of $13.4 million in the 2014 first quarter.

Implicit within this guidance, are the following group revenue and operating income (loss) expectations for the first quarter:

($ in millions)	Group Revenue				Group Operating Income (Loss)
		2015 Guidance				2015 Guidance
	2014	Low End	High End		2014	Low End	High End

Marketing & Events Group	$277.8	$240.0	to	$250.0	$ 18.2	$ 2.0	To	$4.0
Travel & Recreation Group	$ 7.8	$ 6.0	to	$ 8.0	$(4.8)	$(6.0)	To	$(4.5)

The acquisitions of onPeak, Travel Planners, Blitz Communications and N200 are expected to contribute approximately $14 million to $15 million in revenue during the first quarter, with essentially breakeven operating results due to amortization expense and integration costs.

Exchange rate variances are expected to negatively impact first quarter revenue by approximately $6.5 million in the Marketing & Events Group and approximately $0.5 million in the Travel & Recreation Group. The impact on operating results is not expected to be meaningful.

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of full year and fourth quarter 2014 results on Friday, February 6, 2015 at 9 a.m. (ET). To join the live conference, call (800) 857-4380, passcode "Viad," or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at (866) 421-0447 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, composed of Global Experience Specialists and affiliates, and its Travel & Recreation Group, composed of Brewster, Glacier Park, Inc. and Alaska Denali Travel. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

Contacts: Joe Diaz Lytham Partners (602) 889-9660 diaz@lythampartners.com	Carrie Long Viad Corp (602) 207-2681 IR@viad.com

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY AND FULL YEAR RESULTS
(UNAUDITED)

	Three months ended December 31,				Year ended December 31,
(000 omitted, except per share data)	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change

Revenues	$ 223,154	$ 201,841	$ 21,313	10.6%	$ 1,064,987	$ 953,347	$ 111,640	11.7%

Segment operating income (loss)	$ (644)	$ (1,862)	$ 1,218	65.4%	$ 59,866	$ 41,911	$ 17,955	42.8%
Corporate activities (Note A)	(6,850)	(2,748)	(4,102)	**	(14,348)	(6,755)	(7,593)	**
Restructuring (charges) recoveries (Note B)	177	(1,661)	1,838	**	(1,637)	(3,793)	2,156	56.8%
Impairment charges (Note C)	-	-	-	**	(884)	(3,049)	2,165	71.0%
Net interest expense	(841)	(176)	(665)	**	(1,710)	(684)	(1,026)	**
Income (loss) from continuing operations before income taxes	(8,158)	(6,447)	(1,711)	-26.5%	41,287	27,630	13,657	49.4%
Income tax benefit (expense) (Note D)	761	1,833	(1,072)	-58.5%	(109)	(8,310)	8,201	98.7%
Income (loss) from continuing operations	(7,397)	(4,614)	(2,783)	-60.3%	41,178	19,320	21,858	**
Income (loss) from discontinued operations (Note E)	1,366	(298)	1,664	**	14,389	2,366	12,023	**
Net income (loss)	(6,031)	(4,912)	(1,119)	-22.8%	55,567	21,686	33,881	**
Net (income) loss attributable to noncontrolling interest	142	294	(152)	-51.7%	(3,213)	(131)	(3,082)	**
Net income (loss) attributable to Viad	$ (5,889)	$ (4,618)	$ (1,271)	-27.5%	$ 52,354	$ 21,555	$ 30,799	**

Amounts Attributable to Viad Common Stockholders:
Income (loss) from continuing operations	$ (7,255)	$ (4,403)	$ (2,852)	-64.8%	$ 40,790	$ 19,437	$ 21,353	**
Income (loss) from discontinued operations	1,366	(215)	1,581	**	11,564	2,118	9,446	**
Net income (loss)	$ (5,889)	$ (4,618)	$ (1,271)	-27.5%	$ 52,354	$ 21,555	$ 30,799	**

Diluted income per common share:
Income (loss) from continuing operations attributable to Viad common shareholders	$ (0.37)	$ (0.22)	$ (0.15)	-68.2%	$ 2.02	$ 0.96	$ 1.06	**
Income (loss) from discontinued operations attributable to Viad common shareholders	0.07	(0.01)	0.08	**	0.57	0.10	0.47	**
Net income (loss) attributable to Viad common shareholders	$ (0.30)	$ (0.23)	$ (0.07)	-30.4%	$ 2.59	$ 1.06	$ 1.53	**

Basic income per common share:
Income (loss) from continuing operations attributable to Viad common shareholders	$ (0.37)	$ (0.22)	$ (0.15)	-68.2%	$ 2.02	$ 0.96	$ 1.06	**
Income (loss) from discontinued operations attributable to Viad common shareholders	0.07	(0.01)	0.08	**	0.57	0.10	0.47	**
Net income (loss) attributable to Viad common shareholders	$ (0.30)	$ (0.23)	$ (0.07)	-30.4%	$ 2.59	$ 1.06	$ 1.53	**

Common shares treated as outstanding for Income (loss) per share calculations:
Weighted-average outstanding common shares	19,720	19,881	(161)	-0.8%	19,804	19,850	(46)	-0.2%
Weighted-average outstanding and potentially dilutive common shares	19,720	19,881	(161)	-0.8%	20,133	20,265	(132)	-0.7%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY AND FULL YEAR RESULTS
(UNAUDITED)

(A)	Corporate Activities — The increase in corporate activities expense for the year ended December 31, 2014 was primarily related to acquisition transaction-related costs of $4.2 million, CEO transition costs of $2.7 million, and higher 401(k) employer matching contributions expense due to the depletion of the Company's common stock held in the Employee Stock Ownership Plan feature of the Company's 401(k). Matching contributions are now funded from shares of Viad common stock held in treasury which have a higher cost to the Company.

	The increase in corporate activities expense for the three months ended December 31, 2014 was primarily related to CEO transition costs and acquisition transaction-related costs.

(B)	Restructuring (Charges) Recoveries — During the three months and year ended December 31, 2014, Viad recorded net restructuring recoveries of $0.2 million ($0.1 million after-tax) and net restructuring charges of $1.6 million ($1.0 million after-tax), respectively, primarily related to updated estimates of facility contractual arrangements and the elimination of certain positions in the Marketing & Events Group, respectively. During the three months and year ended December 31, 2013, Viad recorded net restructuring charges of $1.7 million ($1.2 million after-tax) and $3.8 million ($2.6 million after-tax), respectively, primarily related to facility consolidations and the elimination of certain positions in the Marketing & Events Group.

(C)	Impairment Charges — During the year ended December 31, 2014, Viad recorded impairment charges of $0.9 million ($0.5 million after-tax) at the Marketing & Events Group primarily related to the write-off of certain internally developed software. During the year ended December 31, 2013, Viad recorded impairment charges of $3.0 million ($1.6 million after-tax) related to the non-cash write-down of goodwill at Glacier Park of $2.1 million ($1.0 million after-tax) and $1.0 million ($0.6 million after-tax) related to the write-off of certain assets within the Marketing & Events Group.

(D)	Income Taxes — The decrease in the effective tax rate for the three months ended December 31, 2014 was primarily due to nondeductible acquisition related costs. The decrease in the effective tax rate for the year ended December 31, 2014 was primarily due to a benefit related to the reversal of a valuation allowance associated with foreign tax credits. During the third quarter, it was determined that the assets would be realized under the "more-likely-than-not" accounting standard.

(E)	Income (Loss) from Discontinued Operations — On December 31, 2013, Glacier Park's concession contract with the Park Service to operate lodging, tour and transportation and other hospitality services for Glacier National Park expired. Upon completion of the contract term, Viad received cash payments in January 2014 totaling $25.0 million for the Company's possessory interest. This resulted in a pre-tax gain of $21.5 million and an after-tax gain of $13.5 million that was recorded as income from discontinued operations. In addition, 2014 income from discontinued operations included approximately $0.7 million, net of tax, related to the gain on sale of personal property at Glacier Park, as well as an insurance recovery of $0.3 million, net of tax, and adjustments to reserves related to certain liabilities associated with previously sold operations.

	2013 results related to the operations of Glacier Park's concession contract business have been reclassified as discontinued operations. In addition, 2013 income from discontinued operations included $1.1 million, net of tax, primarily related to the sale of land associated with a previously sold operation.

(F)	Income (Loss) per Common Share — Following is a reconciliation of net income (loss) attributable to Viad to net income (loss) allocated to Viad common shareholders:

	Three months ended December 31,				Year ended December 31,
(000 omitted, except per share data)	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change

Net income (loss) attributable to Viad	$ (5,889)	$ (4,618)	$ (1,271)	-27.5%	$ 52,354	$ 21,555	$ 30,799	**
Less: Allocation to nonvested shares	-	-	-	**	(970)	(485)	(485)	**
Net income (loss) allocated to Viad common shareholders	$ (5,889)	$ (4,618)	$ (1,271)	-27.5%	$ 51,384	$ 21,070	$ 30,314	**

Weighted-average outstanding common shares	19,720	19,881	(161)	-0.8%	19,804	19,850	(46)	-0.2%

Basic income (loss) per common share attributable to Viad common shareholders	$ (0.30)	$ (0.23)	$ (0.07)	-30.4%	$ 2.59	$ 1.06	$ 1.53	**

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE TWO - NON-GAAP MEASURES (NOTE A)
(UNAUDITED)

	Three months ended December 31,				Year ended December 31,
(000 omitted)	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change

Income (loss) before other items:
Income (loss) from continuing operations attributable to Viad	$ (7,255)	$ (4,403)	$ (2,852)	-64.8%	$ 40,790	$ 19,437	$ 21,353	**
Restructuring charges (recoveries), net of tax	(109)	1,185	(1,294)	**	1,025	2,647	(1,622)	61.3%
CEO transition costs, net of tax	1,700	-	1,700	**	1,700	-	1,700	**
Impairment charges, net of tax	-	-	-	**	549	1,639	(1,090)	66.5%
Un (favorable) tax matters	653	(415)	1,068	**	(11,971)	(415)	(11,556)	**
Income (loss) before other items	$ (5,011)	$ (3,633)	$ (1,378)	-37.9%	$ 32,093	$ 23,308	$ 8,785	37.7%

(per diluted share)

Income (loss) before other items:
Income (loss) from continuing operations attributable to Viad	$ (0.37)	$ (0.22)	$ (0.15)	-68.2%	$ 2.02	$ 0.96	$ 1.06	**
Restructuring charges (recoveries), net of tax	-	0.06	(0.06)	**	0.05	0.13	(0.08)	61.5%
CEO transition costs, net of tax	0.09	-	0.09	**	0.08	-	0.08	**
Impairment charges, net of tax	-	-	-	**	0.03	0.08	(0.05)	62.5%
Un (favorable) tax matters	0.03	(0.02)	0.05	**	(0.59)	(0.02)	(0.57)	**
Income (loss) before other items	$ (0.25)	$ (0.18)	$ (0.07)	-38.9%	$ 1.59	$ 1.15	$ 0.44	38.3%

	Three months ended December 31,				Year ended December 31,
(000 omitted)	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change

Adjusted EBITDA:
Net income (loss) attributable to Viad	$ (5,889)	$ (4,618)	$ (1,271)	-27.5%	$ 52,354	$ 21,555	$ 30,799	**
(Income) loss from discontinued operations	(1,366)	215	(1,581)	**	(11,564)	(2,118)	(9,446)	**
Impairment charges	-	-	-	**	884	2,630	(1,746)	66.4%
Interest expense	975	334	641	**	2,137	1,250	887	-71.0%
Income tax expense (benefit)	(678)	(1,837)	1,159	-63.1%	(239)	8,206	(8,445)	**
Depreciation and amortization	8,822	6,577	2,245	-34.1%	30,382	27,634	2,748	-9.9%
Adjusted EBITDA	$ 1,864	$ 671	$ 1,193	**	$ 73,954	$ 59,157	$ 14,797	25.0%

Free Cash Flow:
Net cash provided by (used in) operating activities	$ (26,890)	$ (21,278)	$ (5,612)	-26.4%	$ 55,126	$ 6,055	$ 49,071	**
Capital expenditures	(7,491)	(9,192)	1,701	18.5%	(29,389)	(36,119)	6,730	18.6%
Free cash flow	$ (34,381)	$ (30,470)	$ (3,911)	-12.8%	$ 25,737	$ (30,064)	$ 55,801	**

Segment EBITDA:
Marketing & Events Group - U.S.:
Segment operating income (loss)	$ (645)	$ (1,947)	$ 1,302	66.9%	$ 21,400	$ 11,024	$ 10,376	94.1%
Depreciation expense	3,843	3,645	198	5.4%	14,790	14,561	229	1.6%
Amortization expense	1,160	86	1,074	**	1,276	346	930	**
Segment EBITDA	$ 4,358	$ 1,784	$ 2,574	**	$ 37,466	$ 25,931	$ 11,535	44.5%

Marketing & Events Group - International:
Segment operating income	$ 2,828	$ 3,247	$ (419)	-12.9%	$ 10,339	$ 9,068	$ 1,271	14.0%
Depreciation expense	1,463	1,204	259	21.5%	5,234	5,066	168	3.3%
Amortization expense	691	137	554	**	1,077	499	578	**
Segment EBITDA	$ 4,982	$ 4,588	$ 394	8.6%	$ 16,650	$ 14,633	$ 2,017	13.8%

Travel & Recreation Group:
Segment operating income (loss)	$ (2,827)	$ (3,162)	$ 335	10.6%	$ 28,127	$ 21,819	$ 6,308	28.9%
Depreciation expense	1,623	1,446	177	12.2%	7,866	6,910	956	13.8%
Amortization expense	111	101	10	9.9%	366	409	(43)	-10.5%
Segment EBITDA	$ (1,093)	$ (1,615)	$ 522	32.3%	$ 36,359	$ 29,138	$ 7,221	24.8%

** Change is greater than +/- 100 percent

(A)	Income before other items, Adjusted EBITDA, Free Cash Flow and Segment EBITDA are supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

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